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                                                                   EXHIBIT 23.01



                         INDEPENDENT AUDITORS' CONSENT




The Board of Directors
CyberGuard Corporation


We consent to incorporation by reference in the following registration statements: Form S-8 (No. 333-88446); Form S-8 (No. 333-28813); Form S-3 (No.
333-06253); Form S-3 (No. 333-09211); and Form S-3 (No. 333-28693) of
CyberGuard Corporation of our report dated September 23, 1997, relating to the consolidated balance sheets of CyberGuard Corporation and subsidiaries as of June 30, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year ended June 30, 1997, the nine months ended June 30, 1996, and the year ended September 30, 1995, which report appears in the June 30, 1997 Form 10-K/A of CyberGuard Corporation.



                                              KPMG Peat Marwick LLP



Miami, Florida
October 22, 1997